Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact: Victor Thompson A.D.A.M. 888-751-1306	Media Contact: Cathi Hilpert Dodge Communications 770-998-0500, ext. 223 chilpert@dodgecommunications.com

A.D.A.M., Inc. Appoints Kevin Noland as President and CEO

ATLANTA--January 11, 2006--A.D.A.M., Inc. today announced that its board of directors has named Kevin Noland to serve as the company's president and chief executive officer. He will succeed Robert S. Cramer, Jr.

Noland, 43, has been with the company for 11 years, and currently serves as president and chief operating officer. In this role, he has been responsible for driving the performance of the company through its successful transition into the healthcare market. Prior to his career at A.D.A.M., he spent more than 10 years in the software and computer industry, including positions at General Electric and Borland International. He also held general management, operations and sales positions at several successful technology startups.

"I and the A.D.A.M. board selected Kevin to become our new CEO based on his performance in leading the company to profitability, his track record in driving shareholder value and his clear vision for moving A.D.A.M. forward in the fast changing healthcare landscape," said Robert S. Cramer, Jr. A.D.A.M.'s chairman and co-founder. "Kevin brings a unique blend of sales, finance, and operational perspectives to the company. He is ideally qualified to lead us in the critical next phase of A.D.A.M.'s growth and development. We believe that under his leadership, the company will be in the optimal position to take on all of the exciting possibilities that lay ahead."

"As today's consumers become more personally invested in their healthcare decisions, the demand for trusted, authoritative health information and decision support tools will continue to increase. This trend positions A.D.A.M. for tremendous growth, especially in the new world of consumer directed healthcare," said Noland. "A.D.A.M. is a great company with unique assets and people. It's a privilege to be a part of the management team and I look forward to building on our success."

Noland will assume his new duties effective immediately. He succeeds Robert S. Cramer, Jr., a co-founder of the company, who has served as chairman and chief executive officer since 1996. Cramer will remain as chairman of A.D.A.M.'s board of directors.

About A.D.A.M.
For more than a decade, A.D.A.M.'s unique, visually engaging health content, decision support tools and educational products have been helping millions of people "get smart" about their health and wellness. With one of the largest consumer-oriented medical information libraries in the world, A.D.A.M. markets its solutions to leading healthcare and pharmaceutical organizations, government, employers, and educational institutions. These innovative products empower consumers with the information they need to effectively participate in consumer directed health plans, make positive changes in behavior and improve overall health. To learn more about A.D.A.M., visit www.adam.com or call 1-800-408-ADAM.

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